EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to changes in reportable segments discussed in Note 14 and the effects of discontinued operations discussed in Note 18, which is as of September 6, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Willbros Group, Inc.’s Current Report on Form 8-K dated September 9, 2013. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 9, 2013